Exhibit 20.1

Capital One Master Trust (RECEIVABLES)*

MONTHLY PERIOD: May 2007

1)	Beginning of the Month Principal Receivables:	$42,042,526,786.21
2)	Beginning of the Month Finance Charge Receivables:	$696,954,292.24
3)	Beginning of the Month AMF Receivables :	$56,841,643.50
4)	Beginning of the Month Discounted Receivables:	$0.00
5)	Beginning of the Month Total Receivables:	$42,796,322,721.95

6)	Removed Principal Receivables:	$0.00
7)	Removed Finance Charge Receivables:	$0.00
8)	Removed AMF Receivables	$0.00
9)	Removed Total Receivables:	$0.00

10)	Additional Principal Receivables:	$0.00
11)	Additional Finance Charge Receivables:	$0.00
12)	Additional AMF Receivables	$0.00
13)	Additional Total Receivables:	$0.00

14)	Discounted Receivables Generated this Period:	$0.00

15)	End of the Month Principal Receivables:	$41,721,700,255.44
16)	End of the Month Finance Charge Receivables:	$693,879,820.03
17)	End of the Month AMF Receivables	$57,628,139.93
18)	End of the Month Discounted Receivables:	$0.00
19)	End of the Month Total Receivables:	$42,473,208,215.40

20)	Excess Funding Account Balance	$0.00
21)	Adjusted Invested Amount of all Master Trust Series	$37,833,834,529.34

22)	End of the Month Seller Percentage	9.32%

Capital One Master Trust (DELINQUENCIES AND LOSSES)

MONTHLY PERIOD: May 2007

			ACCOUNTS	RECEIVABLES

1)	End of the Month Delinquencies:
	2)	30 - 59 days delinquent	337,711	$470,656,310.31
	3)	60 - 89 days delinquent	208,245	$319,174,220.76
	4)	90+ days delinquent	413,938	$721,917,858.40

	5)	Total 30+ days delinquent	959,894	$1,511,748,389.47

	6)	Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		3.56%

7)	Defaulted Accounts during the Month		141,879	$195,299,868.23

8)	Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables			5.57%

*For calculation purposes, Beginning of Month Principal Receivables includes Additional Principal Receivables

Capital One Master Trust (COLLECTIONS)
MONTHLY PERIOD: May 2007

			COLLECTIONS	PERCENTAGES

1)	Total Collections and Gross Payment Rate**		$7,969,336,540.98	18.62%

2)	Collections of Principal Receivables and Principal Payment Rate		$7,203,861,402.46	17.13%

	3)	Prior Month Billed Finance Charges and Fees	$538,531,623.00
	4)	Amortized AMF Income	$33,669,669.98
	5)	Interchange Collected	$120,602,163.90
	6)	Recoveries of Charged Off Accounts	$74,427,786.75
	7)	Collections of Discounted Receivables	$0.00

	8)	Collections of Finance Charge Receivables and Annualized Yield	$767,231,243.63	21.90%

	Capital One Master Trust (AMF COLLECTIONS)
	MONTHLY PERIOD: May 2007

1)	Beginning Unamortized AMF Balance			$176,640,734.22
	2)	+ AMF Slug	$0.00
	3)	+ AMF Collections	$31,913,564.87
	4)	- Amortized AMF Income	$33,669,669.98
5)	Ending Unamortized AMF Balance			$174,884,629.11

**Total Collections and Gross Payment Rate is calculated as a Percent of Beginning of Month Total Receivables which includes

Additional Total Receivables